Exhibit 99.2

NewHold Investment Corp III Announces Pricing of $175 Million Initial Public Offering

New York, New York -- NewHold Investment Corp III (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 17,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant, which becomes exercisable 30 days after the completion of the Company’s initial business combination, will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are expected to trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “NHICU” beginning February 28, 2025. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “NHIC” and “NHICW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 3, 2025, subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2025. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NewHold Investment Corp III

NewHold Investment Corp III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on growing industrial and business services companies. The Company is led by an experienced management team with Kevin Charlton as Chief Executive Officer, Samy Hammad as President and Chief Operating Officer and Polly Schneck as Chief Financial Officer. For more information visit https://nhicspac.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of NewHold Investment Corp III, including those set forth in the Risk Factors section of NewHold Investment Corp III’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. NewHold Investment Corp III undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Polly Schneck
Chief Financial Officer
pschneck@newholdllc.com

Investor & Media Contact:
Amanda Tarplin
amanda@tarplinconsulting.com